AMENDMENT NO. 1 TO
PARTICIPATION AGREEMENT
RULE 30e-3

First Security Benefit Life Insurance and Annuity Company of New York (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth on Schedule B to the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Royce Capital Fund (the “Fund”), a Delaware business trust, and Royce & Associates, LP (formerly Royce & Associates, LLC) (the “Adviser”), a Delaware limited partnership, have entered into a participation agreement, dated as October 6, 2005 and as amended from time to time (the “Participation Agreement”), whereby the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts” or “Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”).
This Amendment No. 1 to Participation Agreement (this “Amendment”) is entered into by and among the Company, the Fund, and the Adviser (collectively, the “Parties”), and is effective as of the Effective Date set forth herein.
RECITALS
WHEREAS, the Parties desire to supplement and amend the Participation Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the Investment Company Act of 1940 (“Rule 30e-3” or “the Rule”);
WHEREAS, the Fund and the Adviser are responsible for preparing and timely filing with the Securities and Exchange Commission (“SEC”) and/or providing to the Company the Required Materials, as specified in paragraph (b)(1) of Rule 30e-3 and as defined below;
WHEREAS, the Company intends to host the Required Materials on the Specified Website (as defined in Section 1 hereof) in accordance with the requirements of the Rule; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, each of the Company, the Fund, and the Adviser hereby agree to supplement and amend the Participation Agreement as follows:

1.
Posting and Availability of Fund Shareholder Reports and Other Required Materials.  The Company shall be responsible for and shall fulfill the website posting requirements specified in paragraph (b) of Rule 30e-3.  The Company shall ensure that the following Fund materials are posted to a website address specified by the Company (the “Specified Website”), and are publicly accessible and free of charge on the Specified Website: (i) Current Report to Shareholders of the Fund that covers the Portfolios; (ii) Prior Report to Shareholders of the Fund that covers the Portfolios; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments (to the extent applicable); and (iv) Portfolio Holdings of the Fund For Most Recent First and Third Fiscal Quarters that cover the Portfolios; all of (i) through (iv) to be as specified in paragraph (b)(1) of Rule 30e-3 (items (i) through (iv) collectively, the “Required Materials”).

2.
Preparation, Content, and Timely Provision of Required Materials. The Fund and the Adviser shall be responsible for the preparation and content of the Required Materials, including, but not limited to, the accuracy and completeness of the Required Materials; and the Fund and the Adviser shall be responsible for sending a .pdf of the Required Materials to rpsupport@dfinsolutions.com as soon as practicable after filing with the SEC but no later than sixty-five (65) days after the close of the period for which the Required Materials are being made. Without limiting the generality of the foregoing in any manner, the Fund and the Adviser shall be responsible for ensuring that the Required Materials:

(a)
Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940 (the “1940 Act”); and all rules and regulations under those Acts; and

(b)
Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.
Notification; Reliance on Third Party to Provide Documents.  If, for any reason, the Fund and the Adviser are unable to provide the Required Materials in the manner set forth in section 2, the Fund and the Adviser shall notify the Company. The Fund and the Adviser shall be responsible for the actions or inactions or any other failures of any third party that they may utilize to provide the Required Materials in the manner set forth in section 2; and any actions, inactions or other failures by any such third party shall not relieve the Fund or Adviser from their obligations under this Amendment. Notwithstanding the foregoing and anything to the contrary herein, in no event shall any Party be responsible or liable in any way for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, civil or military disturbances, insurrection, riots, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

4.	Specified Website. The Specified Website is as identified in Exhibit 1 hereto, and it may be changed by the Company from time to time without notice to the Fund and the Adviser.

5.
Paper Notice to Contract Owners.  The Company shall provide a paper notice to its Contract Owners, if and to the extent such notice is required by paragraph (c) of Rule 30e-3.  Any notice sent to Contract Owners by the Company shall comply with the content requirements of Rule 30e-3(c).

6.
Delivery of Paper Copy Upon “Ad Hoc” Request.  The Company shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, if and to the extent required by paragraph (e) of Rule 30e-3.

7.
Investor Elections to Receive Future Fund Reports in Paper.  The Company shall fulfill Contract Owner elections to receive future shareholder reports of the Fund that cover the Portfolios in paper, if and to the extent required by paragraph (f) of Rule 30e-3.

8.
Provision of Paper or Electronic Documents. To satisfy Contract Owner requests under sections 6 and 7 above, the Fund and the Adviser shall provide the Company with as many printed copies of the Required Materials as the Company may reasonably request, with expenses to be borne in accordance with Article III of the Participation Agreement. If requested by the Company in lieu thereof, the Fund and the Adviser shall provide the Required Materials (including a print-ready .pdf or an electronic copy of the Required Documents in a format suitable for printing) and such other assistance as is reasonably necessary in order for the Company to have the Required Documents printed together in a single document or printed individually by the Company if it so chooses.

9.	Expenses. Rule 30e-3 expenses shall be borne in accordance with the following schedule:

Item	Function	Party Responsible for Expense
30e-3 Notice	Printing and Distribution (including postage)	Fund (Company may choose to do the printing at Fund expense)
30e-3 Required Materials	Distribution (including website hosting and maintenance)	Fund

10.	Construction of this Amendment; Participation Agreement.

(a)
This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and any interpretations of the Rule by the SEC, its staff, courts, or other appropriate legal authorities.

(b)
This Amendment supplements and amends the Participation Agreement. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

(c) Capitalized and other terms used in this Amendment shall have the meaning given to them in the Participation Agreement, unless otherwise defined herein.

11.
Indemnification. The Fund and the Adviser specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or Adviser to provide the Required Materials in accordance with the terms of this Amendment and to fulfill their other duties and responsibilities under this Amendment. The Company specifically agrees to indemnify and hold harmless the Fund and the Adviser (and their officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund or the Adviser (or their officers, directors, and employees) as a result of any failure or alleged failure by the Company to provide the paper notice to Contract Owners or to provide paper materials to Contract Owners upon “ad hoc” request as required by the Rule and this Amendment and to fulfill their other duties and responsibilities under this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement, but this indemnification shall be subject to and implemented in accordance with the terms, conditions, and procedures of the indemnification provisions of the Participation Agreement.

12.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile or by email in .pdf form shall be treated as an original.

13.	Effective Date. This Amendment is effective as of January 1, 2021.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By:
Print Name: Douglas Wolff
Title: President

ROYCE CAPITAL FUND
By: Print Name: Christopher D. Clark Title: President

ROYCE & ASSOCIATES, LP
By: Print Name: Christopher D. Clark Title: President

EXHIBIT 1
Specified Website
https://www.dfinview.com/SecurityBenefit?site=FSBL